SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

February 7, 2002
Date of Report

CACI International Inc
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-8401
(Commission File Number)

54-1345888
(IRS Employer Identification No.)

1100 North Glebe Road
Arlington, Virginia 22201
(Address of principal executive offices)(Zip code)

(703) 841-7800
(Registrant’s telephone number, including area code)

ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE.

CACI International Inc (the “Company”) is filing this current report on Form 8-K to provide financial statements for the years ended June 30, 1999, 2000 and 2001 that reflect two previously announced events: (a) a two-for-one stock split effected in the form of a common stock dividend and (b) the disposition of its domestic Marketing Systems Group. The Company has elected to revise its “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to conform to the presentation in the restated financial statements. This disclosure supersedes the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2001.

On November 7, 2001, the Company’s Board of Directors declared a two-for-one stock split to be effected in the form of a common stock dividend. This dividend was payable on December 6, 2001 to shareholders of record on November 30, 2001. Accordingly, the number of shares of common stock outstanding, earnings per shares, and the number of shares used in the calculation of earnings per share all have been restated to retroactively reflect the split.

In December 2001, the Company executed a formal plan to sell the net assets of its domestic Marketing Systems Group and entered into a letter of intent with Environmental Systems Research Institute, Inc.’s subsidiary, ESRI Business Information Solutions, for $3.5 million in cash. On January 6, 2002, the Company completed this sale. This resulted in a net-after-tax loss for the Company of $966,000 which was recorded in the quarter ended December 31, 2001. Included in the loss was a net-after-tax benefit from discontinued operations of $284,000 for the period of October 31, 2001 to January 6, 2002. As a result, in accordance with APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” results of operations for the years ended June 30, 1999, 2000 and 2001 have been classified as discontinued and prior years have been restated. Revenues from this discontinued operation were $6,027,000, $5,928,000 and $5,920,000 for the years ended June 30, 1999, 2000 and 2001.

This current report on Form 8-K includes the following items:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We provide the following discussion and analysis to enhance your understanding of our financial statements and the related notes. You should read this discussion in conjunction with our financial statements and the related notes. Unless we note otherwise, references to years are references to our fiscal year, which ends on June 30.

The following table shows our revenue in dollars and as a percentage of revenue from the following client groups:

	Year ended June 30,
	1999		2000		2001
	(dollars in thousands)
Department of Defense	$216,573	50.7%	$249,776	51.5%	$325,118	58.3%
Federal civilian agencies	130,766	30.6%	141,393	29.2%	149,205	26.8%
Commercial	57,810	13.5%	60,181	12.4%	61,029	10.9%
State and local government	22,273	5.2%	33,195	6.9%	22,538	4.0%

Total	$427,422	100.0%	$484,545	100.0%	$557,890	100.0%

Results of Operations

The following table provides the relative percentages that certain items of expense and earnings bear to revenue:

	Year ended June 30,
	1999	2000	2001
Revenue	100.0%	100.0%	100.0%
Costs and expenses:
Direct costs	59.2	59.1	61.4
Indirect and selling expenses	32.1	31.8	29.5
Depreciation and amortization	1.7	1.6	1.5
Goodwill amortization	0.7	0.8	0.9

Total operating expenses	93.7	93.3	93.3
Income from operations	6.3	6.7	6.7
Interest expense	0.8	0.7	0.6

Income before income taxes	5.5	6.0	6.1
Income taxes	2.1	2.3	2.4

Income from continuing operations	3.4	3.7	3.7
Discontinued operations: Income (loss) from discontinued operations	(0.1)	(0.1)	—
Gain (loss) on disposal of discontinued operations	—	4.3	0.3

Net income	3.3%	7.9%	4.0%

Revenue. For our fiscal year ended June 30, 2001, our revenue increased by 15.1%, or $73.3 million, to $557.9 million. This increase was primarily in our managed network services business and resulted from a combination of internal growth and our acquisition of the federal services business of N.E.T. Federal, completed in December, 2000. Our total revenue in fiscal 2000 increased by 13.4%, or $57.1 million, to $484.5 million. This increase was primarily due to acquisitions we made during fiscal 2000 and to a 5% internal growth rate mainly in our revenues from sales to the Department of Defense and state and local governments.

2

All of our acquisitions have been accounted for using the purchase method of accounting and the results of their operations have been included since the date of acquisition. Acquisitions that we made during fiscal 2001 and fiscal 2000 accounted for $52.8 million of our fiscal 2001 revenue growth. On February 1, 2000, we acquired all of the outstanding common stock of XEN. On April 1, 2000, we acquired substantially all the assets of CENTECH for $7.7 million. In fiscal 2001, the federal services business of N.E.T. Federal contributed $27.6 million in revenue, CENTECH contributed $19.5 million, XEN contributed $4.8 million and another acquired company contributed $0.9 million.

Our revenue from the Department of Defense increased 30.2%, or $75.3 million, to $325.1 million in fiscal 2001, as compared to fiscal 2000. In fiscal 2000, Department of Defense revenue increased 15.3%, or $33.2 million, to $249.8 million, as compared to fiscal 1999. The growth in our revenue from the Department of Defense from 1999 to 2001 is primarily due to growth in managed network services, which was derived from both internal growth and our acquisition of the federal services business of N.E.T. Federal, and growth in intelligence community work.

Our revenue from federal civilian agencies increased 5.5%, or $7.8 million, to $149.2 million for fiscal 2001 as compared to fiscal 2000. Our revenue from the Department of Justice was $74.4 million in fiscal 2001, $73.6 million in fiscal 2000 and $75.0 million in fiscal 1999. In fiscal 2001, our revenue from other federal civilian agencies grew by 10.3%, or $7.0 million, to $74.8 million compared to fiscal 2000. The increase was primarily due to our sales to the Department of State.

In fiscal 2001, our commercial revenue, which was primarily derived from our operations based in the United Kingdom, increased slightly by 1.4%, or $0.8 million, to $61.0 million, as compared to fiscal 2000. Our slower-than-anticipated growth rate was primarily due to a decrease of approximately 10% in the average foreign exchange rate for the year compared to fiscal 2000. In fiscal 2000, our commercial revenue grew by 4.1%, or $2.4 million, to $60.2 million. This increase was primarily the result of our United Kingdom’s marketing systems group’s sales of territory optimization and marketing analysis software products and services, as well as continued increased demand for systems integration services.

Our revenue from state and local governments decreased by 32.1% from $33.2 million in fiscal 2000 to $22.5 million in fiscal 2001. The decrease is attributable primarily to the reduction in our Y2K remediation business. Our revenue from state and local governments increased by 49.0% from $22.3 million in 1999 to $33.2 million in 2000, due to the increase in our Y2K rendition business.

Direct costs. Direct costs include labor and other direct costs such as equipment purchases, subcontract costs and travel expenses. As a percentage of revenue, our total direct costs were 61.4% in fiscal 2001, 59.1% in fiscal 2000 and 59.2% in fiscal 1999. Direct labor was $171.4 million in fiscal 2001, $146.0 million in fiscal 2000 and $125.0 million in fiscal 1999. Our other direct costs were $170.8 million in fiscal 2001, $140.4 million in fiscal 2000 and $127.9 million in fiscal 1999. Our other direct costs grew over the three-year period as we obtained a higher number of prime contracts that experience an increased level of other direct costs.

Indirect costs and selling expenses. Indirect costs and selling expenses include fringe benefits, marketing and bid and proposal costs, indirect labor, and other discretionary costs. Most of our indirect costs and selling expenses were highly variable and grew in proportion with our growth in revenue. As a percentage of revenue, our indirect costs were 29.5% in fiscal 2001, 31.8% in fiscal 2000 and 32.1% in fiscal 1999. That continued decline is due to the impact of higher other direct costs on revenue.

Depreciation and amortization. Depreciation and amortization of our property and equipment increased 9.6%, or $0.7 million, to $8.5 million in fiscal 2001. Depreciation and amortization increased by 7.7%, or $0.6 million, to $7.8 million in fiscal 2000 from fiscal 1999 primarily due to property and equipment acquired for our Vision and Solution Center, our new financial software system and certain leasehold improvements.

3

Goodwill. Our goodwill amortization increased by 36.9%, or $1.4 million, to $5.2 million in fiscal 2001 as a result of acquisitions. Our acquisition of the federal services business of N.E.T. Federal resulted in incremental goodwill expense of $0.7 million. The remaining $0.7 million increase in our goodwill amortization came from acquisitions we made in fiscal 2000. In fiscal 2001, CENTECH contributed $0.6 million of additional goodwill amortization expense and XEN contributed $0.1 million. In fiscal 2000, goodwill amortization increased $0.7 million due to our acquisitions of QuesTech, IDS and Government Systems, Inc.

Income from operations. Our income from operations increased 14.5%, or $4.7 million, to $37.4 million for fiscal 2001, as compared to fiscal 2000. This was due to a 15.1% growth in revenue and a relative reduction in indirect expenses as a percentage of revenue. In fiscal 2000, our income from operations increased 20.2%, or $5.5 million, to $32.6 million, which was primarily due to a 13.4% growth in revenue and a relative reduction in indirect expenses.

Interest expense. Our interest expense for fiscal 2001 remained the same as fiscal 2000, at $3.3 million. Although our borrowings increased by $20.6 million in fiscal 2001 as compared to fiscal 2000, our interest rates decreased, thus resulting in no significant change in our interest expense in fiscal 2001.

Income taxes. Our effective income tax rates were 39.0% in fiscal 2001, 39.0% in fiscal 2000 and 39.1% in fiscal 1999.

Effects of Inflation

In fiscal 2001, we conducted approximately 59.7% of our business under time-and-material contracts, where labor rates are often fixed for several years. We generally have been able to price these contracts in a manner to accommodate the rates of inflation experienced in recent years. In that year, we conducted approximately 21.0% of our business under cost-reimbursable contracts, which automatically adjust revenue to cover costs increased by inflation. We conduct the remaining portion of our business under fixed-price contracts, which generally have not been adversely affected by inflation.

Liquidity and Capital Resources

Historically, our positive cash flow from operations and our available credit facilities have provided us adequate liquidity and working capital to fund our operational needs and support our acquisition activities.

Our working capital was $82.0 million as of June 30, 2001 and $62.5 million as of June 30, 2000. The $19.5 million increase in our working capital from fiscal 2000 to fiscal 2001 was primarily due to higher accounts receivable attributable to revenue growth.

Our operating activities provided cash of $31.3 million in fiscal 2001 and $19.9 million in fiscal 2000. The increase in cash provided by our operating activities was due to growth in income from continuing operations of $2.9 million combined with lower tax payments in fiscal 2001. We made tax payments of $12.1 million in fiscal 2000 relating to the sale of our COMNET product business.

We used $39.2 million of cash in investing activities in fiscal 2001 compared to net cash provided by investing activities of $10.9 million in fiscal 2000. This change was due primarily to investments made in the acquisitions of the federal services business of N.E.T. Federal and another company. In fiscal 2000, the sale of our COMNET products business generated $37.0 million in available funds. In fiscal 2001, we also increased our investment activity in internally developed software for external sale by approximately $2.5 million. Our purchases of office and computer-related equipment of $8.7 million in fiscal 2001, $8.1 million in fiscal 2000 and $7.5 million in fiscal 1999 accounted for a significant portion of the remaining cash used in investing activities.

4

During fiscal 2001, we financed our investing activities from operating cash flow and from a net increase in borrowings of $20.6 million under our line of credit. In fiscal 2000, we had a decrease of $33.8 million in our borrowings due primarily to the cash generated from the sale of our COMNET products business.

During fiscal 2001, we repurchased 715,332 shares of our common stock at an aggregate price of $7.3 million.

At June 30, 2001, we had an unsecured revolving line of credit that permitted borrowings of up to $125.0 million with an annual sublimit of $40.0 million on amounts borrowed for acquisitions. We also pay a fee on the unused portion of the facility. Our United Kingdom subsidiary also maintains a £0.5 million unsecured line of credit, which expires in November 2002. At June 30, 2001, we had approximately $48.9 million outstanding under our lines of credit.

We believe that cash on hand, cash generated by operations and amounts available under our lines of credit will provide the required liquidity and capital resources for the foreseeable future.

Our ability to generate cash from operations depends to a significant extent on winning new contracts and recompeted contracts from our government customers in competitive bidding processes. If a significant portion of our government contracts were terminated or if our win rate on new contracts or recompeted contracts were to decline significantly, our operating cash flow would decrease, which would adversely affect our liquidity.

Historically, we have relied on borrowings under our credit facility and cash generated from operations to finance our acquisitions. Under our credit facility, we will be able to borrow up to $40.0 million for acquisitions, but only if we comply with specified financial ratios and other covenants under that facility. For example, at the end of each fiscal quarter our consolidated leverage ratio, or the ratio of our consolidated debt to our consolidated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the previous four quarters may not exceed 3.0x. Our inability to finance acquisitions for any prolonged period of time would seriously affect our ability to execute our growth strategy and would harm our financial condition and results of operations.

5

INDEPENDENT AUDITORS’ REPORT

To The Board of Directors and Shareholders
CACI International Inc
Arlington, Virginia

We have audited the accompanying consolidated balance sheets of CACI International Inc and subsidiaries (the Company) as of June 30, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for each of the three years in the period ended June 30, 2001. Our audits also included the financial statement schedule listed in the Index at Item 5. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth herein.

/s/ Deloitte & Touche LLP

McLean, Virginia
August 14, 2001, except for paragraphs 2 and 3
of Note 13, as to which the dates are November 7, 2001
and January 6, 2002, respectively

CACI INTERNATIONAL INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	Year ended June 30,
	1999	2000	2001
Revenue	$427,422	$484,545	$557,890

Costs and expenses
Direct costs	252,872	286,433	342,235
Indirect costs and selling expenses	137,114	153,951	164,620
Depreciation and amortization	7,224	7,779	8,523
Goodwill amortization	3,080	3,766	5,157

Total operating expenses	400,290	451,929	520,535

Income from operations	27,132	32,616	37,355

Interest expense	3,631	3,290	3,315

Income before income taxes	23,501	29,326	34,040

Income taxes	9,184	11,435	13,275

Income from Continuing Operations	14,317	17,891	20,765
Discontinued Operations
(Loss) income from operations from discontinued COMNET products business and Marketing Systems Group (less applicable income taxes (benefit) of ($93), ($421) and ($6)	(147)	(613)	(9)

Gain (Loss) on disposal of COMNET products business and Marketing Systems Group including provision of $118 and $284 for operating losses during phase-out period (less applicable income taxes (benefit) of $0, $13,512 and $855	—	21,134	1,545

Net Income	$14,170	$38,412	$22,301

Earnings per common and common equivalent share:
Average shares outstanding	21,792	22,620	22,634
Basic:
Income from continuing operations	$0.66	$0.79	$0.92
(Loss) income from discontinued operations	(0.01)	(0.03)	0.00
Gain (Loss) on disposal	—	0.94	0.07

Net Income	$0.65	$1.70	$0.99

Average shares and equivalent shares outstanding	22,440	23,154	23,056
Diluted:
Income from continuing operations	$0.64	$0.77	$0.90
(Loss) income from discontinued operations	(0.01)	(0.03)	0.00
Gain (Loss) on disposal	—	0.92	0.07

Net Income	$0.63	$1.66	$0.97

See Notes to Consolidated Financial Statements.

CACI INTERNATIONAL INC
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30,
	2000	2001

ASSETS
Current assets
Cash and equivalents	$4,931	$14,842
Accounts receivable
Billed	98,178	114,953
Unbilled	12,404	11,038

Total accounts receivable	110,582	125,991
Deferred income taxes	235	407
Deferred contract costs	1,488	1,456
Prepaid expenses and other	7,372	8,562

Total current assets	124,608	151,258

Property and equipment, net	15,039	15,685
Accounts receivable, long-term	11,136	13,686
Goodwill	75,402	88,895
Other assets	7,024	12,898
Deferred income taxes	2,788	2,309

Total assets	$235,997	$284,731

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$—	$—
Accounts payable	7,087	7,532
Other accrued expenses	23,843	28,322
Accrued compensation and benefits	24,458	26,866
Income taxes payable	1,707	156
Deferred income taxes	5,021	6,421

Total current liabilities	62,116	69,297

Note payable, long-term	28,263	48,888
Deferred rent expenses	1,025	1,286
Deferred income taxes	125	116
Other long-term obligations	2,500	4,940
Shareholders’ equity
Common stock
$.10 par value, 40,000,000 shares authorized, 30,014,000 and 30,572,000 shares issued	3,001	3,057
Capital in excess of par	18,216	23,269
Retained earnings	136,997	159,298
Accumulated other comprehensive loss	(2,584)	(4,486)
Treasury stock, at cost (7,052,000 and 7,768,000 shares)	(13,662)	(20,934)

Total shareholders’ equity	141,968	160,204

Total liabilities and shareholders’ equity	$235,997	$284,731

See Notes to Consolidated Financial Statements.

CACI INTERNATIONAL INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year ended June 30,
	1999	2000	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,170	$38,412	$22,301
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	10,878	11,967	14,143
(Gain) loss on sale of property and equipment	30	108	(15)
Provision for deferred income taxes	1,512	4,008	1,837
(Gain) loss from sale of COMNET product business and Marketing Systems Group business	—	(21,252)	(1,545)
Changes in operating assets and liabilities
Accounts receivable	(10,023)	1,007	(9,870)
Prepaid expenses and other assets	(1,726)	(1,381)	(1,415)
Accounts payable and accrued expenses	2,169	1,505	2,820
Accrued compensation and benefits	4,589	(3,161)	1,986
Deferred rent expenses	(466)	332	153
Income taxes	(1,993)	(11,082)	(1,604)
Deferred contract costs	331	1,045	31
Other long-term obligations	(750)	(1,601)	2,498

Net cash provided by operating activities	18,721	19,907	31,320

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of property and equipment	(7,507)	(8,090)	(8,717)
Purchase of businesses	(44,418)	(17,474)	(29,404)
Proceeds from sale of business	—	37,000	1,481
Proceeds from sale of property and equipment	9	16	19
Capitalized software costs and other	(195)	(521)	(2,547)

Net cash provided by (used in) investing activities	(52,111)	10,931	(39,168)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds under line of credit	200,630	168,614	208,763
Payments under line of credit	(168,361)	(202,420)	(188,138)
Proceeds from stock options	1,601	5,836	5,109
Purchase of common stock for treasury	—	—	(7,272)

Net cash provided by (used in) financing activities	33,870	(27,970)	18,462
Effect of exchange rates on cash and equivalents	(158)	(340)	(703)

Net increase in cash and equivalents	322	2,528	9,911
Cash and equivalents, beginning of year	2,081	2,403	4,931

Cash and equivalents, end of year	$2,403	$4,931	$14,842

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for income taxes, net of refunds	$7,909	$15,933	$8,768

Cash paid during the year for interest	$3,160	$3,599	$3,304

See Notes to Consolidated Financial Statements.

CACI INTERNATIONAL INC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(amounts in thousands)

	Common stock		Capital in excess of par	Retained earnings	Accumulated other comprehensive loss	Treasury stock		Total shareholders’ equity
	Share	Amount				Shares	Amount
BALANCE, July 1, 1998	28,742	$2,874	$10,907	$ 84,415	$(207)	7,052	$(13,662)	$ 84,327

Net income	—	—	—	14,170	—	—	—	14,170
Currency translation adjustments	—	—	—	—	(1,161)	—	—	(1,161)
Exercise of stock options (including $834 income tax benefit)	256	26	1,575	—	—	—	—	1,601

BALANCE, June 30, 1999	28,998	2,900	12,482	98,585	(1,368)	7,052	(13,662)	98,937

Net income	—	—	—	38,412	—	—	—	38,412
Currency translation adjustments	—	—	—	—	(1,216)	—	—	(1,216)
Exercise of stock options (including $436 income tax benefit)	1,016	101	5,734	—	—	—	—	5,835

BALANCE, June 30, 2000	30,014	3,001	18,216	136,997	(2,584)	7,052	(13,662)	141,968

Net income	—	—	—	22,301	—	—	—	22,301
Currency translation adjustments	—	—	—	—	(1,902)	—	—	(1,902)
Exercise of stock options (including $1,967 income tax benefit)	558	56	5,053	—	—	—	—	5,109
Purchase of common stock for Treasury	—	—	—	—	—	716	(7,272)	(7,272)

BALANCE, June 30, 2001	30,572	$3,057	$23,269	$159,298	$(4,486)	7,768	$(20,934)	$160,204

See Notes to Consolidated Financial Statements.

CACI INTERNATIONAL INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

	Year ended June 30,
	1999	2000	2001
Net income	$14,170	$38,412	$22,301

Currency translation adjustment	(1,161)	(1,216)	(1,902)

Comprehensive income	$13,009	$37,196	$20,399

See Notes to Consolidated Financial Statements.

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activities

The Company is an international information systems and high technology services corporation. It delivers information technology and communications solutions through four areas of expertise or lines of business: systems integration, managed network services, document technology and engineering services. The Company provides these services in support of U.S. national defense and civilian agencies, agencies of foreign governments, state and local governments, and commercial enterprises.

Principles of Consolidation

The consolidated financial statements include the statements of CACI International Inc and its wholly–owned subsidiaries (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

Revenue on cost–plus–fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenue on fixed–price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Revenue on time-and-material contracts is recognized to the extent of billable rates times hours delivered plus expenses incurred. Revenue from software license sales under agreement is recognized upon delivery when there is no significant obligation to perform after the sale, but is recognized under the percentage-of-completion method when there is significant obligation for production, modification or customization after the sale. Revenue from maintenance support services is nonrefundable and is generally recognized on a straight–line basis over the term of the service agreement. Provisions for estimated losses on uncompleted contracts are recorded in the period such losses are determined.

The Company’s U.S. Government contracts (approximately 85% of total revenue in 2001) are subject to subsequent government audit of direct and indirect costs. The majority of such incurred cost audits have been completed through June 30, 1999. Management does not anticipate any material adjustment to the consolidated financial statements in subsequent periods for audits not yet completed.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of equipment has been provided over the estimated useful life of the respective assets of three to seven years, using the straight–line method. Leasehold improvements are generally amortized using the straight–line method over the respective remaining lease term or the useful life of the improvements, whichever is shorter.

	June 30,
	2000	2001
	(dollars in thousands)
Equipment and furniture	$47,868	$37,337
Leasehold improvements	5,946	6,059

Property and equipment, at cost	53,814	43,396
Less accumulated depreciation and amortization	(38,775)	(27,711)

Total property and equipment, net	$15,039	$15,685

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2001, the Company wrote off $10.6 million of fully depreciated assets and the related accumulated depreciation.

Deferred Contract Costs

Deferred contract costs include the cost of equipment acquired by the Company to provide communications services under contract. The costs are charged to expense as the associated service revenue is billed to the customer. As of June 30, 2001, total deferred costs of approximately $1.5 million are classified as a current asset, because this amount is expected to be recovered within the next twelve months.

Capitalized Software Costs

Costs incurred internally in creating a computer software product to be sold or licensed are charged to expense when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is established upon completion of a detailed program design or, in its absence, completion of a working model. Thereafter, all such software development costs are capitalized and subsequently reported at the lower of unamortized cost or estimated net realizable value. Capitalized costs are amortized based on current and future revenue for each product with annual minimum amortization equal to the straight-line amortization over the remaining estimated economic life of the product, which ranges from three to eight years.

Goodwill

The excess of cost over fair market value of net assets acquired is being amortized using the straight-line method, generally over 10 to 30 years. Accumulated amortization was $12,140,000 and $17,082,000 at June 30, 2000, and June 30, 2001, respectively. As of July 1, 2001, the Company adopted the Financial Accounting Standards Board (“FASB”) Statement No. 142, “Goodwill and Other Intangible Assets”.

Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carry forwards.

U.S. income taxes have not been provided on $29,387,000 in undistributed earnings of foreign subsidiaries that have been permanently reinvested outside the United States. If such earnings were distributed to the United States, certain foreign tax credits would be available to reduce the associated tax liability.

Currency Translation

The assets and liabilities of the Company’s foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The Company’s primary practice is to negotiate contracts in the same currency in which the predominant expenses are incurred, thereby mitigating the exposure to foreign currency exchange fluctuations. The net effect of such translation gains and losses is not included in determining net income, but is accumulated as a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in determining net income.

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Earnings Per Share

Statement of Financial Accounting Standards (“SFAS”) No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per share includes the incremental effect of stock options calculated using the treasury stock method.

Statement of Cash Flows

For purposes of the Statement of Cash Flows, short–term investments with an original maturity of three months or less are considered cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of the Company’s accounts payable and accrued expenses approximate their fair value. The lines of credit have floating interest rates that vary with current indices and, as such, the recorded value approximates fair value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements in order for them to conform to the current presentation.

New Accounting Pronouncements

On June 29, 2001, the FASB issued Statement No. 141, “Business Combinations”, and Statement No. 142, “Goodwill and Other Intangible Assets”, that amend APB Opinion No. 16, “Business Combinations”, and supersede APB Opinion No. 17, “Intangible Assets”. The two statements modify the method of accounting for

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

business combinations entered into after June 30, 2001 and address the accounting for intangible assets. The Company has elected to implement FASB No. 141 and No. 142 as of July 1, 2001.

NOTE 2. CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The costs for software development capitalized and amortized for the years ended June 30, 1999, 2000 and 2001, included on the Consolidated Balance Sheets as other assets, were as follows:

	1999	2000	2001
	(dollars in thousands)
Annual activity
Balance, beginning of year	$1,863	$1,548	$4,269
Capitalized during year	501	4,504	4,383
Amortized during year	(816)	(1,783)	(1,534)

Balance, end of year	$1,548	$4,269	$7,118

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3. ACCOUNTS RECEIVABLE

Total accounts receivable are net of allowance for doubtful accounts of $2,817,000 and $4,301,000 at June 30, 2000 and 2001, respectively. Accounts receivable are classified as follows:

	2000	2001
	(dollars in thousands)
Billed receivables
Billed receivables	$85,165	$100,095
Billable receivables at end of period	13,013	14,858

Total billed receivables	98,178	114,953
Unbilled receivables
Unbilled pending receipt of documents for billing	12,404	11,038
Unbilled retainages and fee withholdings expected to be billed beyond the next 12 months	11,136	13,686
Total unbilled receivables	23,540	24,724

Total accounts receivable	$121,718	$139,677

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4. NOTE PAYABLE

On June 19, 1998, the Company replaced an existing credit facility with a new five-year unsecured credit agreement which permits borrowings of up to $125 million with a sublimit of $55 million of borrowings in the first year for acquisitions and a sublimit of $40 million per year for acquisitions in subsequent years. The existing agreement permits similar borrowing options and interest rates as those offered by the prior agreement. The current LIBOR option is at the applicable period rate plus 0.375%. In addition, the Company pays a fee on the unused portion of the facility. The interest rate and unused portion fee are determined quarterly based on debt leverage ratio thresholds. The agreement contains customary financial covenants and ratios related to debt leverage, fixed charges coverage and net worth. Under this agreement, the Company had outstanding borrowings of $48,888,000 and $28,263,000 at June 30, 2001 and 2000, respectively. The applicable interest rate was 4.4% and 7.0% at June 30, 2001 and 2000, respectively.

On January 8, 2001, the Company entered into an interest rate swap agreement with a notional amount of $25.0 million under which the Company will pay a fixed interest rate of 5.15% plus the applicable spread, currently 0.375% and receive the prevailing LIBOR interest rate, plus applicable spread over the two year term of the swap agreement without the exchange of the underlying notional amounts. Of the outstanding borrowings of $48,888,000 at June 30, 2001, $25,000,000 is covered by this swap agreement.

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5. INCOME TAXES

The provision (benefit) for income taxes for the years ended June 30, consists of:

	1999	2000	2001
	(dollars in thousands)
Current
Federal	$5,806	$5,243	$9,146
State and local	713	487	498
Foreign	1,153	1,697	1,794

Total current	7,672	7,427	11,438

Deferred
Federal	1,626	4,066	1,481
State and local	(129)	152	287
Foreign	15	(210)	69

Total deferred	1,512	4,008	1,837

Total	$9,184	$11,435	$13,275

A reconciliation of the income tax provision (benefit) and the amount computed by applying the statutory U.S. income tax rate of 35% for the years ended June 30, 1999, 2000, and 2001 is as follows:

	1999	2000	2001
	(dollars in thousands)
Amount at statutory U.S. rate	$8,209	$10,283	$11,915
State taxes, net of U.S. income tax benefit	351	415	499
Taxes on foreign earnings at different effective rates	(39)	(106)	(126)
Non-deductible goodwill	667	449	704
Other	(4)	394	283

Total	$9,184	$11,435	$13,275

Effective tax rate	39.1%	39.0%	39.0%

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of temporary differences that give rise to significant deferred tax assets and deferred tax liabilities at June 30, 2000 and 2001, are as follows:

	2000	2001
	(dollars in thousands)
Deferred tax assets
Accrued vacation and other expenses	$3,494	$4,284
Appreciation of options	1,606	1,606
Accrued post-retirement obligations	421	228
Deferred rent	552	609
Other long-term obligations	367	—
Foreign transactions	109	291
Pension	31	41
Depreciation	413	300
Other	11	13

Total deferred tax assets	7,004	7,372

Deferred tax liabilities
Unbilled revenues	(4,746)	(4,930)
401(k)	(2,614)	(3,510)
Capitalized software	(1,348)	(2,481)
Goodwill	(368)	(398)
Other	(51)	126

Total deferred tax liabilities	(9,127)	(11,193)

Net deferred tax asset (liability)	$(2,123)	$(3,821)

NOTE 6. STOCK INCENTIVE PLAN

In 1996, the Company’s shareholders approved an Employee Stock Incentive Plan (the “1996 Plan”), which replaced a 1986 Plan that expired. The 1996 Plan permits the award of incentive and non-qualified stock options, and stock grants to officers and employees of the Company. The 1996 Plan limited total awards and stock grants to 3,000,000 shares over the life of the 1996 Plan. In November 2000, the Board adopted, and the shareholders approved, an amendment to add 1,100,000 more shares to the 1996 Plan. Options for 3,746,000 shares have been granted under the 1996 Plan through June 30, 2001 and, with certain exceptions, one-third of the shares become exercisable each year over a three year period, beginning one year from the date of grant.

Under the 1996 Plan, options lapse and are no longer exercisable if not exercised within ten years of the date of grant. Grantees who terminate their CACI employment have 60 days after their termination date to exercise options that are then exercisable or risk forfeiture of their right to the options. Options that would have been exercisable at a future date are forfeited by the terminating employee and become available to the pool for future grants under the plan.

All awards granted under the 1996 Plan have been non-qualified stock options. The stock option exercises prices were at fair market value on the date of grant. Accordingly, no compensation cost has been recognized for stock option grants. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at grant dates for awards under those plans consistent with the method of

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounting under SFAS No. 123, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	1999	2000	2001
	(dollars in thousands, except per share)
Net income
As reported	$14,170	$38,412	$22,301
Pro forma	13,697	37,018	20,393
Diluted earnings per share
As reported	$.63	$1.66	$.97
Pro forma	.61	1.60	.88

The fair value of each option is estimated on the date of grant using the Black-Sholes option-pricing model with the following additional assumptions:

	Year ended June 30,
	1999	2000	2001
Dividend yield	0%	0%	0%
Volatility rate	36.4%	26.3%	36.4%
Discount rate	6.0%	5.3%	4.8%
Expected term (years)	5	5	5

Stock option activity and price information regarding the Plans follows:

	Number of Shares	Exercise Price			Weighted Average Exercise Price
	(shares in thousands)
Shares under option, July 1, 1998	2,366	$.94	—	$10.14	$5.07
Granted	750	7.71	—	9.41	8.64
Exercised	(256)	.94	—	7.50	4.62
Forfeited	(102)	1.75	—	9.66	6.88

Shares under option, June 30, 1999	2,758	.94	—	10.14	6.04
Granted	1,278	10.00	—	12.72	10.91
Exercised	(1,016)	.94	—	12.72	4.73
Forfeited	(606)	7.50	—	11.19	9.82

Shares under option, June 30, 2000	2,414	.94	—	12.72	8.31
Granted	818	8.47	—	19.10	10.16
Exercised	(558)	.94	—	11.19	5.62
Expired	(8)	.94	—	9.41	5.23
Forfeited	(440)	.94	—	12.72	6.58

Shares under option, June 30, 2001	2,226	$7.50	—	$19.10	$10.07

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Number of Shares	Exercise Price			Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
	(shares in thousands)
Shares under option, June 30, 2001	350	$7.50	—	$8.44	$7.87	7.26
	364	8.47	—	9.41	9.11	7.54
	1,140	9.94	—	11.00	10.42	8.60
	192	11.07	—	11.25	11.22	8.76
	180	11.88	—	19.10	12.81	8.95

	2,226

Options exercisable, June 30, 2001	156	7.50	—	8.44	7.82
	82	8.47	—	9.41	9.38
	54	9.94	—	11.00	10.93
	46	11.07	—	11.25	11.22
	102	11.88	—	19.10	12.67

	440

NOTE 7. PENSION PLAN

The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code, the CACI $MART PLAN. Employees can contribute up to 15% (subject to certain statutory limitations) of their total compensation. The Company provides matching contributions equal to 50% of the amount of the employee’s contribution, up to 6% of the employee’s total fiscal year cash compensation. In addition, the Company may also make discretionary profit sharing contributions to the plan. Employer contributions vest to the employees according to a schedule entitling full vesting after five years of employment. The CACI $MART PLAN is qualified under the Internal Revenue Code, as determined by the Internal Revenue Service.

The Company maintains a non-qualified, defined contribution plan, the CACI International Inc Group Executive Retirement Plan, which is available to certain executives participating in the CACI $MART PLAN whose annual compensation exceeds the statutory limit of the qualified plan. The Company contributes 5% of such excess eligible compensation to eligible participants in the Group Executive Retirement Plan. Each participant is fully vested immediately in his account balance. The Company contributions vest 20% per year over a five year period.

The total consolidated expense for pension and Company contribution to the 401(k) plan and the Group Executive Retirement Plan for the years ended June 30, 1999, 2000 and 2001 was $5,401,000, $5,909,000 and $4,820,000, respectively. The Company funds the costs of the qualified plans as they accrue.

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. OTHER LONG-TERM OBLIGATIONS

The Company has established a retirement benefit plan for certain executives. At June 30, 2001 the balance of the obligations by category are as follows:

2001
(dollars in thousands)
Accrued post-retirement obligations:
Group Health Plan	$258
Executive Life	250
Deferred Compensation	4,022

Total accrued post-retirement obligations	4,530
Other long-term obligations	410

Total	$4,940

Group Health Plan. CACI has provided for extended medical and dental benefit coverage to eligible employees, both former and active, and their dependents. The accumulated post-retirement benefit obligation represents the estimated present value of future claims by participants under this plan.

Executive Life. The Company maintains life insurance policies, covering certain officers, both former and active, through their lifetimes, in accordance with their respective employment agreements. The cost of the insurees’ premiums is treated as compensation expense.

Deferred Compensation. Effective July 1, 2000, CACI established the CACI International Inc Group Executive Retirement Plan. This plan is available to certain executives under which they may defer compensation. Upon termination or retirement, account balances are paid to participants as taxable income. A corresponding investment asset representing an offset to the Deferred Compensation amount is recorded on the Company’s books.

Other Long-Term Obligations. These consist primarily of amounts due to certain founders of QuesTech (no longer affiliated with Company as employees) under confidential settlement agreements. Payments under the agreements will continue through 2004.

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company conducts its operations from leased office facilities, all of which are classified as operating leases and expire primarily over the next nine years.

The following is a schedule of future minimum lease payments under non–cancelable leases with a remaining term greater than one year as of June 30, 2001:

Year ended June 30	Operating Leases (dollars in thousands)
2002	$13,954
2003	13,011
2004	10,300
2005	7,382
2006	6,503
Thereafter	18,554

Total minimum lease payments	$69,704

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating leases reflect the minimum lease payments net of a minimal amount of sub-lease income. Rent expense incurred from operating leases for the years ended June 30, 1999, 2000 and 2001 amounted to $13,383,000, $15,579,000, and $13,750,000, respectively.

NOTE 10. BUSINESS ACQUISITIONS

  2001 Acquisitions

On December 2, 2000, the Company completed its acquisition of the federal services business and related assets (the “Federal Services Business”) of N.E.T. Federal, Inc., a subsidiary of Network Equipment Technologies, Inc., doing business as net.com. The total consideration paid by the Company was $25.0 million in cash plus an additional $1.0 million paid within six months after closing and an additional $1.0 million to be held in an escrow fund for one year. Additional payments of up to $13 million may also be made based upon achievement of specific milestones of which $2.5 million has been paid as of June 30, 2001. The purchase was financed from the Company’s line of credit with a group of banks. The acquired business provides secure network services offerings including network engineering and design, implementation, installation and integration, as well as network maintenance and management. As part of this acquisition, approximately 185 employees transferred to CACI. Approximately $19.3 million of the purchase consideration has been allocated to goodwill based upon the excess of the purchase price over the estimated fair value of net assets acquired. The Federal Services Business contributed revenue of $27.6 million for the period from December 2, 2000 to June 30, 2001.

On October 6, 2000, the Company acquired the contracts and selected assets of the special projects division (“Special Projects Business”) of Radian International, LLC (“Radian”), a subsidiary of URS Corporation, for $1.3 million in cash. The purchase was financed from the Company’s line of credit with a group of banks. Approximately $0.6 million of the purchase price has been allocated to goodwill. The Special Projects Business, which provides services to the intelligence community, contributed revenue of $0.9 million for the period from October 6, 2000 to June 30, 2001.

  2000 Acquisitions

On February 1, 2000, the Company acquired all of the common stock of XEN Corporation (“XEN”) for cash in the amount of $4.3 million. XEN specialized in providing systems engineering, engineering design, distance learning, training development, multimedia support, and data security services to national intelligence organizations, the Department of Defense, and the U.S. Navy. The transaction was funded through borrowings under the Company’s existing line of credit. Approximately $2.4 million of the purchase consideration has been allocated to goodwill based upon the excess of the purchase price over the estimated fair value of net assets acquired. XEN contributed $3.6 million of revenue for the period from February 1, 2000 to June 30, 2000.

On September 23, 1999, the Company purchased the assets of MapData Online International Ltd. and Digital MapData Online Ltd. (collectively, “MapData”) for $0.6 million in cash. MapData provided demographic software which, when bundled with existing products and services, enhanced the Company’s capabilities in geo-demographic and customer data analysis. The purchase price has been allocated based on the fair market value of the assets acquired. No goodwill has been recognized in connection with this transaction. Since the acquisition, the operations acquired from MapData have contributed $.1 million in revenue through June 30, 2000.

  1999 Acquisitions

On November 13, 1998, the Company acquired all of the common stock of QuesTech, Inc., a company that specialized in the development and application of information technology, scientific research and

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

management support services for the defense and national security communities. The total consideration paid by the Company, including the assumption of liabilities, was approximately $42 million. The transaction was funded through borrowings under the Company’s existing line of credit. Approximately $31 million of the purchase consideration has been allocated to goodwill based upon the excess of the purchase price over the estimated fair value of net assets acquired. QuesTech (renamed CACI Technologies, Inc.) contributed revenues of $56.1 million for the period from November 13, 1998 to June 30, 1999.

On August 13, 1998, the Company purchased the assets of Information Decision System (“IDS”) for $2.6 million in cash. IDS provided internet access to demographic site information and enhanced the Company’s capabilities in geo-demographic and customer data analysis. Approximately $2.4 million has been allocated to goodwill based upon the excess of the purchase price over the estimated fair value of net assets acquired. IDS contributed approximately $1.2 million in revenue for the period August 13, 1998 to June 30, 1999.

  Pro Forma Information (unaudited)

The following unaudited pro forma combined condensed statements of operations set forth the consolidated results of operations of the Company for the years ended June 30, 1999, 2000 and 2001 as if the above-mentioned acquisitions had occurred at the beginning of both the year of acquisition and the year prior to the acquisition. This unaudited pro forma information does not purport to be indicative of the actual financial position or the results that would actually have occurred if the combinations had been in effect for the years ended June 30:

	1999	2000	2001
	(dollars in thousands, except per share amounts)
Revenue	$489,325	$510,692	$578,004
Net income	14,683	38,900	26,041
Diluted earnings per share	0.65	1.68	1.13

NOTE 11. BUSINESS SEGMENT INFORMATION

The Company reports operating results and financial data in two segments: domestic operations and international operations. The domestic operations provide information technology and communications solutions through all four of the Company’s major lines of business: systems integration, managed network services, document technology and engineering services. Its customers are primarily U.S. federal agencies, however, it does serve a number of agencies of foreign governments and customers in the commercial, and state and local sectors. The international operations offer services to both commercial and government customers through the Company’s systems integration line of business. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in Note 1 to the financial statements. The Company evaluates the performance of its operating segments based on income (loss) before income taxes. Summarized financial information concerning the Company’s reportable segments is shown in the following tables. The “Other” column includes the elimination of intersegment revenue and corporate related items. Corporate assets, primarily consisting of property and equipment, are reported in the “Other” column. The operating segments’ income (loss) and corporate related amounts total the amount presented as income before taxes in the “Consolidated Statements of Operations”. Prior year segment information has been restated in order to provide for consistent presentation with the current year and the information related to the discontinued operations has been excluded from this presentation.

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Domestic Operations	International Operations	Other	Total
	(dollars in thousands)

Year Ended June 30, 1999
Revenue from external customers	$383,509	$43,913	$—	$427,422
Pre-tax income (loss)	22,975	3,441	(2,915)	23,501
Total assets	192,363	28,621	728	221,712
Capital expenditures	5,730	1,509	769	8,008
Depreciation and amortization	8,381	1,616	307	10,304

Year Ended June 30, 2000
Revenue from external customers	$439,355	$45,104	$86	$484,545
Pre-tax income (loss)	28,254	4,876	(3,804)	29,326
Total assets	199,119	30,587	6,291	235,997
Capital expenditures	6,182	767	1,665	8,614
Depreciation and amortization	8,360	2,110	1,075	11,545

Year Ended June 30, 2001
Revenue from external customers	$510,995	$46,702	$193	$557,890
Pre-tax income (loss)	33,222	5,791	(4,973)	34,040
Total assets	241,200	32,832	10,699	284,731
Capital expenditures	11,696	790	1,711	14,197
Depreciation and amortization	10,169	1,688	1,823	13,680

The loss in the “other” column primarily represents unallocated corporate costs.

Major Customers. The Company earned approximately 81%, 81% and 85% of its revenue from the U.S. Government for the years ended June 30, 1999, 2000, and 2001, respectively. Revenue by customer sector for the three years ended June 30, 2001 is as follows:

	1999	%	2000	%	2001	%
	(dollars in thousands)
Department of Defense	$216,573	50.7%	$249,776	51.5%	$325,118	58.3%
Federal Civilian	130,766	30.6%	141,393	29.2%	149,205	26.8%
Commercial	57,810	13.5%	60,181	12.4%	61,029	10.9%
State & local	22,273	5.2%	33,195	6.9%	22,538	4.0%

Total	$427,422	100.0%	$484,545	100.0%	$557,890	100.0%

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographic Information.    Revenue is attributed to geographic areas based on the location of the assets producing the revenue. The international operation amounts consist primarily of product and systems integration sales in the United Kingdom. Financial information relating to the Company’s operations by geographic area is as follows:

	1999	2000	2001
	(dollars in thousands)
Revenue
Domestic Operations	$383,509	$439,441	$511,188
International Operations	43,913	45,104	46,702

	$427,422	$484,545	$557,890

Identifiable Assets
Domestic Operations	$193,091	$205,410	$251,301
International Operations	28,621	30,587	33,430

	$221,712	$235,997	$284,731

NOTE 12. DISCONTINUED OPERATIONS

On December 15, 1999, the Company completed the sale of the net assets of the COMNET products business for $37 million in cash and $3 million in escrow all of which has been received. Net income (loss) from the Company’s discontinued operations has been segregated from continuing operations and reported as a separate line item on the consolidated statements of operations. Prior year reported results have been restated in order to provide for consistent presentation.

The COMNET sale resulted in a net after tax gain for the Company of $21.1 million and $1.5 million for the years 2000 and 2001, respectively. Included in the gain was a net after tax loss from discontinued operations of $118 thousand for the period from November 3, 1999 to December 15, 1999. Revenues from discontinued operations were $8.3 million and $3.1 million, for the years ended June 30, 1999 and 2000, respectively.

NOTE 13. SUBSEQUENT EVENTS

On August 13, 2001, the Company announced that it had signed a letter of intent to acquire all of the shares of Digital Systems International Corporation (“DSIC”), a privately held information technology (“IT”) company headquartered in Arlington, Virginia. It is expected that the acquisition, which will be financed through the Company’s existing credit facility, will be completed within ninety days.

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On November 7, 2001, the Company’s Board of Directors declared a two-for-one stock split to be effected in the form of a common stock dividend. This dividend was payable on December 6, 2001 to shareholders of record on November 30, 2001. Accordingly, the number of shares of common stock outstanding, earnings per shares, and the number of shares used in the calculation of earnings per share all have been restated to retroactively reflect the split.

In December 2001, the Company executed a formal plan to sell the net assets of its domestic Marketing Systems Group and entered into a letter of intent with Environmental Systems Research Institute, Inc’s subsidiary, ESRI Business Information Solutions for $3.5 million in cash. On January 6, 2002, the Company completed this sale. This resulted in a net-after-tax loss for the Company of $966 thousand, which will be recorded in the quarter ended December 31, 2001. Included in the loss will be a net-after-tax benefit from discontinued operations of $284 thousand for the period of October 31, 2001 to January 6, 2002. As a result, in accordance with APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” results of operations for the years ended June 30, 2001, 2000 and 1999 have been classified as discontinued and prior years have been restated. Revenues from this discontinued operation were $5,920,000, $5,928,000 and $6,027,000 for the years ended June 30, 2001, 2000 and 1999.

NOTE 14. COMMON STOCK DATA (UNAUDITED)

The Company’s stock trades on the Nasdaq National Market System. The ranges of high and low sales prices for each quarter during fiscal years 2000 and 2001 were as follows:

	2000		2001
Quarter	High	Low	High	Low
1st	$11.813	$10.125	$12.750	$8.375
2nd	$12.000	$9.875	$12.250	$9.563
3rd	$15.125	$10.375	$14.063	$11.094
4th	$15.063	$9.125	$23.500	$13.313

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 15. QUARTERLY FINANCIAL DATA (UNAUDITED)

The quarterly financial data is unaudited, but in the opinion of management, all adjustments necessary for a fair presentation of the selected data for these interim periods have been included.

	First	Second	Third	Fourth
	(dollars in thousands, except per share)

Year ended June 30, 2000
Revenue	$117,440	$119,790	$120,671	$126,644

Income from operations	7,768	8,297	7,846	8,705

Income from continuing operations	4,075	4,435	4,465	4,916

Net Income	$3,817	$25,354	$4,419	$4,822

Basic Shares

Income from continuing operations	$.18	$.20	$.19	$.21
Loss from discontinued operations	(.01)	(.02)	.00	.00
Gain on disposal	—	.94	—	—

Net Income	$.17	$1.12	$.19	$.21

Diluted Shares

Income from continuing operations	$.18	$.19	$.19	$.21
Loss from discontinued operations	(.01)	(0.01)	.00	.00
Gain on disposal	—	.92	—	—

Net Income	$.17	$1.10	$.19	$.21

Weighted average shares used in per share computation
Basic	21,978	22,616	22,856	23,032
Diluted	22,722	23,074	23,386	23,436
Year ended June 30, 2001
Revenue	$124,806	$133,812	$146,655	$152,617

Income from operations	7,781	8,543	9,890	11,141

Income from Continuing Operations	4,349	4,644	5,433	6,339

Net Income	$4,352	$4,766	$5,561	$7,622

Basic Shares
Income from continuing operations	$.19	$.21	$.24	$.28
Gain (loss) from discontinued operations	.00	.01	.00	(.01)
Gain on disposal	—	—	—	.07

Net Income	$.19	$.22	$.24	$.34

Diluted Shares
Income from continuing operations	$.19	$.20	$.24	$.27
Gain (loss) from discontinued operations	.00	.01	.00	(.01)
Gain on disposal	—	—	—	.07

Net Income	$.19	$.21	$.24	$.33

Weighted average shares used in per share computation
Basic	22,708	22,482	22,602	22,740
Diluted	23,046	22,790	23,014	23,372

CACI INTERNATIONAL INC

SCHEDULE II

CACI INTERNATIONAL INC AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
FOR YEARS ENDED JUNE 30, 1999, 2000 AND 2001
(dollars in thousands)

Description	Balance at Beginning of Period	Additions at Cost	Deductions	Other Changes Add (Deduct)	Balance at End of Period

1999
Reserves deducted from assets to which they apply:
Allowances for doubtful accounts	$3,637	$789	$(2,409)	$1,033	$3,050

2000
Reserves deducted from assets to which they apply:
Allowances for doubtful accounts	$3,050	$770	$(1,322)	$319	$2,817

2001
Reserves deducted from assets to which they apply:
Allowances for doubtful accounts	$2,817	$1,343	$(1,491)	$1,632	$4,301

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc
Registrant

By:	/s/ Jeffrey P. Elefante
Jeffrey P. Elefante Executive Vice President General Counsel and Secretary

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